Exhibit 10.13

April 18, 2014

Mr. Timothy l. Trapp

[Home Address]

Re:  Employment Agreement

Dear Tim:

We are pleased to extend you this offer of employment with Carbylan Therapeutics, Inc. (the “Company”), contingent upon the conditions outlined in Section 8 below. This letter (the “Agreement”) contains the terms of our employment offer.

1.	Position.

a.

You will fill the position of Vice President of Manufacturing, with an assigned work location of the Company’s corporate headquarters. You will report to the Company’s President and Chief Executive Officer. This is a full-time position, and you agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and best professional efforts exclusively to the performance of your duties and responsibilities for the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. The Company retains the discretion to modify your position, duties, reporting relationship, and work location from time to time.

b.

Subject to your fulfillment of the conditions outlined in Section 8 below, your employment with the Company will commence on May 12, 2014 (your “Start Date”), or on such other date as mutually agreed by you and the Company.

2.	Proof of Right to Work.

a.	To comply with the Immigration Reform and Control Act, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of your date of hire, or the Company will not be able to employ you.

3.	Compensation.

a.

Base Salary. You will be paid a base salary at the annual rate of $225,000, subject to payroll withholdings and deductions. Your base salary will be paid in two equal payments per month in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be expected to work the Company’s standard business hours, and such additional hours as required by the nature of your work assignments and job responsibilities, and you will not be eligible for overtime compensation. The Company retains the discretion to modify your compensation terms (including the bonus program) from time to time.

b.

Bonus. You will be eligible for consideration by the Company’s Board of Directors (the “Board”) for an annual bonus of up to twenty-five percent (25%) of your annual base salary, with the bonus determination to be made by the Board within its sole discretion. Payment of the bonus will be based on the level of achievement of the applicable objectives and milestones, as such objectives and milestones are set by the Board in its sole discretion, and as such achievement is evaluated by the Board in its sole discretion, and the bonus is not guaranteed. As a condition precedent to earning and receiving any bonus, you must remain an active employee with the Company through the date the bonus otherwise is scheduled to be paid; and if your employment has been terminated for any reason, regardless of whether the termination is by you or the Company, you will not earn or be entitled to receive any bonus which has not been paid prior to the termination date.

4.	Stock Options.

In connection with the commencement of your employment, the Company will recommend that the Company’s Board of Directors grant you an option to purchase 274,317 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. One quarter (12/48) of these option shares will vest on the 12-month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest one-forty-eighth (1/48) per month thereafter until all such remaining Option Shares have become fully vested (approximately four years from your Start Date). Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2004 Stock Plan and a stock option agreement between you and the Company in the form reasonably determined by the Company.

5.	Benefits.

a.

Insurance Benefits. You will be eligible to participate in the Company’s standard medical and dental insurance benefits, subject to the terms and conditions of these benefit plans, as in effect from time to time.

b.	Paid Time Off. You will be eligible to accrue paid vacation, and be eligible for paid sick time and paid holidays, under the terms of the Company’s applicable policies, as in effect from time to time.

You will be eligible to participate in any other benefits offered by the Company generally to its employees from time to time, subject to the terms and conditions of these benefit plans and the Company’s policies, as in effect from time to time. The Company reserves the right to add to, change, or terminate any or all of its benefit programs and related policies in its sole discretion.

6.	Compliance with Company Policies and Confidential Information and Invention Assignment Agreement.

As a condition of your employment with the Company, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies contained in the Company’s Employee Handbook, as may be in effect from time to time. In addition, your acceptance of this offer and commencement of employment with the Company is contingent upon your execution and delivery to an officer of the Company the Company’s Employee Proprietary Information and Invention Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), on or prior to your Start Date.

7.	Prior Confidentiality Obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

8.	Conditional Offer.

This offer is contingent upon:

a.	your producing documents required under the Immigration Reform and Control Act verifying your identity and eligibility for employment in the United States as outlined in Section 3 above;

b.	[favorable pre-employment reference checks, criminal background check, education verification, and drug screening results (with necessary services to be provided by and at the Company’s cost);] and

c.	your execution of the Confidentiality Agreement, as well as other necessary employment documents that will be provided to you.

9.	At-Will Employment.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. In addition, the Company may also change any term or condition of your employment with or without cause. This “at will” relationship can only be changed by an agreement in writing signed by an expressly authorized officer of the Company.

10.	Severance Benefits for Qualifying Terminations.

a.

General Severance Benefits. You shall be entitled to receive the General Severance Benefits (as defined below), as your sole severance benefits, if your employment is terminated by the Company without Cause (as defined below) and if: (i) such termination of employment is not due to your death or disability; (ii) your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)); and (iii) within the timing required by the Company, you sign, date and return to the Company a general release of all known and unknown claims (the “Release”) substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

For purposes of this Section 10(a), the “General Severance Benefits” shall consist of the following: (i) continued payment of your final base monthly salary for a period of six (6) months following the termination date; (ii) accelerated vesting of any outstanding stock options such that the additional number of shares that would have vested if your employment had continued for six (6) additional months following the termination date will become vested and exercisable effective as of the termination date; and (iii) if you timely elect continued group health insurance coverage pursuant to federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums to continue your group health insurance coverage (including the cost of dependent coverage) through the earliest of (A) six (6) months following the termination date, (B) the date that you become eligible for group health insurance coverage through a new employer, or (C) the date you cease to be eligible for COBRA coverage. Notwithstanding the foregoing, the General Severance Benefits will immediately expire in the event that you obtain new full-time employment (or full-time consulting or similar arrangement) within six (6) months after the termination date, provided, however, that the Company will thereafter continue to pay you, through the six-month severance payment period, the excess, if any, of your Company base salary on the date of termination over the base salary for your new employment relationship. You agree to notify the Company of your acceptance of any employment within the six-month severance payment period. In the event of your death during the six (6) month severance period, the remaining General

Severance Benefits shall be paid to your estate. Any severance payments made under this Agreement will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Release or the date on which the Release, signed by you, is received by the Company. The first payment, however, will be retroactive to the next business day following the termination date.

b.

Change Of Control Severance Benefits. You shall be entitled to receive the Change of Control Severance Benefits (as defined below), as your sole severance benefits, if, on or within twelve (12) months after a Change of Control (as defined below), your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (as defined below) and if; (i) such termination of employment is not due to your death or disability; (ii) your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.609A-1(h)); and (iii) within the timing required by the Company, you sign, date and return to the Company the Release substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

For the purposes of Section 10(b), the “Change of Control Severance Benefits” shall consist of the following: (i) you shall receive the General Severance Benefits as provided above, except that the continued salary payments will not be terminated or reduced in the event that you obtain new employment during the six-month severance payment period; (ii) you will also be eligible to receive a prorated bonus payment for the year in which your employment terminates (notwithstanding that you otherwise would not be eligible for payment of such bonus due to termination of employment prior to the bonus payment date), with such prorated bonus amount to be based on the achievement of the bonus objectives prior to such termination or resignation (provided that, no prorated bonus will be owed if the Board determines that there has been no achievement of such bonus objectives), and (iii) you will be eligible for the Full Acceleration as provided in Section 11 hereof.

c.

For purposes of this Agreement, “Cause” for termination of employment shall mean: (i) your failure to substantially perform the principal duties and obligations of your position with the Company; (ii) any act of personal dishonesty, fraud or misrepresentation by you which was intended to or does result in your substantial gain or personal enrichment at the expense of the Company; (iii) your violation of a federal or state law or regulation applicable to the Company’s business or any of the Company’s policies, which violation was or is reasonably likely to be injurious to the Company or its business or reputation; (iv) your conviction of a felony or a plea of nolo contendere under the laws of the United States or any State; or (v) your material breach of the terms of any agreement or contract between you and the Company. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

d.

You may voluntarily terminate your employment for “Good Reason” under Section 10(b) of this Agreement by notifying the Company in writing, within thirty (30) days after the first occurrence of one of the following events taken without your consent, that you intend to terminate your employment for Good Reason on a date not later than the ninetieth (90th) day following such event, if the Company has not cured that event within thirty (30) days after its receipt of your written notice. The events that may give rise to a Good Reason termination are: (i) a material and substantial reduction in the scope of your duties and responsibilities (provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from your prior duties); (ii) relocation of your principal office that results in a one-way increase in your commute distance of more than 30 miles; or (iii) a reduction in your base salary by more than twenty (20%) percent (provided that an across-the-board reduction in the salary level of all Vice Presidents of the Company by the same (or a greater) percentage amount shall not constitute Good Reason).

11.	Change of Control.

For purposes of this Agreement, “Change of Control” shall mean the consummation of a transaction or series of transactions that results in: (i) any sale or other disposition of all or substantially all of the assets of the Company. that occurs over a period of not more than twelve (12) months; or (ii) any person, or more than one person acting as a group, acquiring ownership of stock of the Company, that together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. This definition of Change of Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporations assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

In the event that, on or within twelve (12) months after the consummation of a Change of Control of the Company, your employment with the Company (or its successor, as applicable) is terminated by the Company (or its successor, as applicable) without Cause or you terminate your employment for Good Reason, 100% of the shares subject to any outstanding stock options held by you will be immediately vested and exercisable in full effect as of the employment termination date (the “Full Acceleration”). Notwithstanding the foregoing, as a pre-condition of the Full Acceleration, within the timing required by the Company, you must sign, date and return to the Company the Release substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

12.	Deferred Compensation.

It is intended that (i) each installment of any amounts or benefits payable under Section 10 of this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) (and each such installment is hereby designated as separate for such purpose), (ii) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), as provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii); and (iii) any such amounts or benefits consisting of premiums payable under COBRA also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and if you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of any such benefit payments as to which you are entitled shall be delayed as follows: on the earlier to occur of (a) the date that is six (6) months and one (1) day after your separation from service and (b) the date of your death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section 12 and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

This Agreement, together with the Confidentiality Agreement, sets for the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements, understandings and discussions between you and the Company. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment.

We are pleased to offer you these employment terms.

Sincerely,

/s/ David M. Renzi
David M. Renzi
President and CEO

UNDERSTOOD, ACCEPTED AND AGREED:

Timothy Trapp

/s/ Timothy Trapp
Signature

4/21/2014
Date

EXHIBIT A

RELEASE AGREEMENT

In exchange for the General Severance Benefits, the Change of Control Severance Benefits, and/or the Full Acceleration, as applicable, to be provided to me pursuant to the Employment Agreement dated April 21, 2014 (the “Agreement”) between me and Carbylan Therapeutics, Inc. (the “Company”), I hereby provide the following release of claims (the “Release”).

In exchange for the severance pay and benefits provided to me under the Agreement, to which I acknowledge I would not otherwise be entitled, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby generally and completely release the Company, its parent and subsidiary entities, and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, employee benefit plans, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company (or its successor) or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; (2) any rights or claims which are not waivable as a matter of law; and (3) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.

The following paragraph shall apply to me only if I am forty (40) years old or older as of the date that I sign this Release: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I have been advised to consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so) and I have had sufficient opportunity to do so; (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (such date, the “Effective Date”).

The following paragraph shall apply to me only if I am less than forty (40) years old as of the date that I sign this Release: I understand that I have fourteen (14) days to consider this Release (although I may choose voluntarily to sign it earlier), the Release will become effective as of the date that I sign it (such date, the “Effective Date”), and I do not have the right to revoke this Release after signing it.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all time worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, CFRA, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company or any successor thereto.

I understand that, upon the Effective Date, this Release will take effect as a legally binding agreement between me and the Company. This Release sets for the entire agreement and understanding between the Company and me relating to the matters set forth herein and supersedes all prior and contemporaneous agreements, understandings and discussions concerning such matters, whether express or implied. This Release may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and me.

By:	/s/ Timothy Trapp
[Name]

Date:	4/21/2014